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                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.____)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[x] Soliciting Material Under Rule 14a-12

                         MARINE DRILLING COMPANIES, INC.
                (Name of Registrant as Specified In Its Charter)
                -------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)   Title of each class of securities to which transaction applies:
              _________________

         2)   Aggregate number of securities to which transaction applies:
              ________________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)   Proposed maximum aggregate value of transaction: $_______________

         5)   Total fee paid: _____________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)   Amount Previously Paid: ________________

         2)   Form, Schedule or Registration Statement No.: _________________

         3)   Filing Party: _________________

         4)   Date Filed: __________________


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         Marine Drilling Companies, Inc., a Texas Corporation ("Marine"), and
certain other persons named below may be deemed to be participants in the solicitation of proxies to approve the proposed mergers discussed below. Pursuant to the Agreement and Plan of Merger, dated as of May 23, 2001, by and among Pride International, Inc., a Louisiana corporation ("Pride"), PM Merger, Inc., a Delaware corporation and wholly owned subsidiary of Pride ("Newco"), Marine and AM Merger, Inc., a Delaware corporation and wholly owned subsidiary of Pride ("Merger Sub"), Marine will merge with and into Merger Sub and Pride will merge with and into Newco (collectively, the "Merger"). Participants in this solicitation may include the directors of Marine (Robert L. Barbanell, David A. B. Brown, Howard I. Bull, J.C. Burton, Jan Rask, David B. Robson and Robert C. Thomas); and the executive officers of Marine (Mr. Rask, Bobby Benton,
O. Peter Blom, Dale W. Wilhelm, George H. Gentry, III and T. Scott O'Keefe).

         As of March 30, 2001, none of the foregoing participants beneficially owned individually in excess of 2% of Marine's common stock. Additional information about the interests of Marine's directors and officers is contained in Marine's proxy statement for its 2001 annual meeting of shareholders filed with the Securities and Exchange Commission ("SEC") and will be in the joint proxy statement/prospectus to be filed with the SEC in connection with the Merger.



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